Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-187440

FINAL TERM SHEET

Dated August 7, 2014

CVS CAREMARK CORPORATION

Issuer:	CVS Caremark Corporation (“CVS Caremark”)

Description of Securities:	$850,000,000 2.250% Senior Notes due August 12, 2019 (“2019 Notes”) $650,000,000 3.375% Senior Notes due August 12, 2024 (“2024 Notes”)

Security Type:	Senior Notes

Legal Format:	SEC Registered (Registration No. 333-187440)

Settlement Date:	August 12, 2014 (T+3)

Maturity Date:	August 12, 2019 for the 2019 Notes August 12, 2024 for the 2024 Notes

Issue Price:	99.944% of principal amount for the 2019 Notes 99.078% of principal amount for the 2024 Notes

Coupon:	2.250% for the 2019 Notes 3.375% for the 2024 Notes

Benchmark Treasury:	2019 Notes: 1.625% UST due July 31, 2019 2024 Notes: 2.500% UST due May 15, 2024

Benchmark Treasury Strike:	2019 Notes: 1.612% 2024 Notes: 2.435%

Spread to Benchmark Treasury:	2019 Notes: +65 basis points (0.650%) 2024 Notes: +105 basis points (1.050%)

Yield to Maturity	2019 Notes: 2.262% 2024 Notes: 3.485%

Interest Payment Dates:	Semi-annually on February 12 and August 12, commencing on February 12, 2015

Change of Control:	Upon the occurrence of both (i) a change of control of CVS Caremark and (ii) a downgrade of the notes below an investment grade rating by each of Fitch Ratings, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings

Services within a specified period, CVS Caremark will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes – Change of Control” on page S-17 of the Preliminary Prospectus Supplement dated August 7, 2014.

Redemption Provisions:

2019 Notes: Prior to one month before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 10 basis points. Thereafter redeemable at 100%.

2024 Notes: Prior to three months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points. Thereafter redeemable at 100%.

Use of Proceeds:	To repay commercial paper and for general corporate purposes, which may include the purchase of our 6.250% Senior Notes due 2027, 6.125% Senior Notes due 2039, 5.750% Senior Notes due 2041 and 5.750% Senior Notes due 2017, pursuant to the Tender Offers. See “Use of Proceeds” on page S-8 of the Preliminary Prospectus Supplement dated August 7, 2014.

Underwriting Discounts and Commissions:	2019 Notes: 0.600% 2024 Notes: 0.650%

Joint Book-Running Managers:	BARCLAYS CAPITAL INC.
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
BNY MELLON CAPITAL MARKETS, LLC
J.P. MORGAN SECURITIES LLC
WELLS FARGO SECURITIES, LLC

CUSIP Number:	2019 Notes: 126650 CE8 2024 Notes: 126650 CF5

Ratings*:	Baa1 / BBB+ (Moody’s / S&P)

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling toll-free 1-888-603-5847 or Merrill Lynch, Pierce, Fenner & Smith Incorporated by calling toll-free 1-800-294-1322.

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